Exhibit 10.8

SUBSCRIPTION RENEWAL FEE AGREEMENT

This SUBSCRIPTION RENEWAL FEE AGREEMENT (this “Agreement”), dated as of May 8, 2008 (the “Effective Date”), is by and between Unisys Corporation, a Delaware corporation (“Seller”) and FLO Corporation, a Delaware corporation (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement, dated as of October 5, 2007 (the “Asset Purchase Agreement”) for the sale of the assets of the Business to Buyer. Capitalized terms used but not defined herein have the meaning given to such terms in the Asset Purchase Agreement.

WHEREAS, the parties have agreed that, in addition to the Purchase Price set forth in the Asset Purchase Agreement, Seller shall be entitled to additional payments from Buyer based on Subscription Renewals as defined below.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Definitions. As used in this Agreement:

“Field of Use” means any one of the following programs alone or in combination with another:

(A) The TSA’s (or any successor agency’s or department’s) Registered Traveler (RT) program (and any successor program) that provides secure access and/or expedited security screening for passengers using an RT card or other medium or method, as such RT program exists as of the Closing Date and as such RT program expands over time;

(B) Programs that use the RT Central Information Management System (CIMS) (or any successor or substantially similar system) operated by the American Association of Airport Executives (or any successor association or entity or a substantially similar association or entity) to process enrollments by passengers to a program directed at facilitating secure access and/or expedited security screening; and;

(C) Any other program that is a natural extension of the RT program or such other program described in (B) above to any mode of transportation or travel (e.g., air, train, bus, cruise ship, etc.) for which a natural person pays a fee to the service provider to participate in the program.

The Field of Use shall not include secure access and/or expedited security screening programs deployed and operated (as opposed to administered and overseen) by or on behalf of a Governmental Authority.

“Renewal Payments” shall be as defined in Section 2.1.

“Renewal Period” shall be as defined in Section 2.1.

“Subscription” means the initial subscription by an individual to a program in the Field of Use in the United States whether entered into before or after the Closing Date and regardless of whether the subscriber was enrolled by Seller or Buyer (or any assignee of Buyer).

“Subscription Renewal” means a renewal of an individual’s Subscription beyond the first full year of such individual’s participation in the applicable program. A Subscription shall be considered a Subscription Renewal after the first full year of participation in the applicable program, regardless of the initial length of time subscribed by such individual, provided that a Subscription shall not be considered a Subscription Renewal if the Subscription has been cancelled, has terminated or has otherwise lapsed prior to any Subscription Renewal date. Thus, by way of example, a Subscription Renewal begins on the one year anniversary date of the initial Subscription, regardless of whether the initial Subscription is for one year, or multiple years. Each subsequent anniversary after the first year of participation shall be considered a Subscription Renewal, provided that a Subscription shall not be considered a Subscription Renewal if the Subscription has been cancelled, has terminated or has otherwise lapsed prior to any Subscription Renewal date. By way of example, a three year Subscription beginning on March 1, 2008 shall be considered to have two Subscription Renewal periods, beginning on March 1, 2009 and March 1, 2010, provided that if the Subscription is terminated on or before March 1, 2010, there shall only be one Subscription Renewal.

ARTICLE II

PAYMENTS

Section 2.1. Renewal Payments. (a) For each Subscription Renewal (irrespective of whether the initial Subscription was entered into before or after the Closing Date), during the period commencing on the first day following the Closing and ending December 31, 2015 (the “Renewal Period”), Buyer will pay Seller $5.75 for each Subscription Renewal (the “Renewal Payments”). The Renewal Payments will be paid quarterly by Buyer to Seller during the Renewal Period by the end of the month following the end of each quarter. For example, the Renewal Payment for the first quarter of 2008 will be paid by April 30, 2008.

(b) Notwithstanding the provisions of subsection (a) above, if (i) Seller or any of its Affiliates acquires a Competing Business operating in the United States under the circumstances set forth in Section 5.6(c)(ii) of the Asset Purchase Agreement and (ii) Seller does not either divest such Competitive Business within six months of its acquisition or enter into a written agreement with Buyer with respect to such Competitive Business, then Buyer may discontinue paying Renewal Payments with respect to any Subscriptions to any programs in the specific part of the Field of Use in which the Competitive Business is engaged. Thus, by way of example, if the acquired Competitive Business designs solutions for and/or operates a program described in subsection (A) of the definition of Field of Use (“RT”), then Buyer may discontinue making Renewal Payments in respect of RT Subscriptions but not in respect of Subscriptions to (1) non-RT programs described in subsection (B) or (2) programs described in subsection (C) of the definition of Field of Use; if the acquired Competitive Business designs solutions for and/or operates a non-RT program described in subsection (B) or a program described in subsection (C) of the definition of Field of Use, then Buyer may discontinue making Renewal Payments in respect of Subscriptions to programs described in such subsection (B) or (C) but not in respect of RT Subscriptions.

Section 2.2. Late Payments. Any payments not made when due will be subject to late charges of 1.5% for each month or portion thereof that such payment is overdue, or the highest rate allowed by law, whichever is less.

Section 2.3. Reports and Access. During the term of this Agreement, Buyer shall (a) maintain, and shall provide to Seller on a quarterly basis, true and correct reports showing Subscriptions and Subscription Renewals and (b) provide Seller (including its employees, counsel, representatives, accountants and auditors) with access, during regular business hours, upon reasonable notice and no more frequently than one time per year, to Buyer’s books and records related to the Subscriptions and the Subscription Renewals.

Section 2.4. No Set-off. Buyer’s obligation to pay Subscription Renewal fees or make any other required payments under this Agreement will not be subject to any right of offset, set-off, deduction or counterclaim, however arising, including pursuant to any claims under the Asset Purchase Agreement.

ARTICLE III

TERM

Section 3.1. Term. This Agreement shall terminate on December 31, 2015, provided that Buyer will, on or before January 31, 2016, pay the Renewal Payment for any Subscription Renewals occurring in the last quarter of 2015.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Notices. Any notices or other communications required or permitted under this Agreement or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed as follows:

If to Seller:

Unisys Corporation

Unisys Way

Blue Bell, PA 19422

Attn: Corporate Development

Fax: (215) 986-0197

With a copy to:

Unisys Corporation

M/S A-12

Unisys Way

Blue Bell, PA 19424

Attn: General Counsel

Fax: (215) 986-0624

If to Buyer:

FLO Corporation

12413 Willows Road NE, Suite 300

Kirkland, WA 98034

Attn: President

Fax: (425) 278-1299

With a copy to:

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Attn: W. Michael Hutchings, Esq.

Fax: (206) 839-4801

or such other address as the person to whom notice is to be given has furnished in writing to the other Party. A notice of change in address shall not be deemed to have been given until received by the addressee.

Section 4.2. Amendment; Assignment. This Agreement may not be amended or assigned except by an instrument in writing signed by each of the Parties to the Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

Section 4.3. Headings and Schedules. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 4.4. Compliance with Law. Buyer and Seller will each comply in all material respects with all applicable federal, state, and local laws and regulations, and will obtain and maintain all applicable permits and licenses required to be obtained and maintained by each of them to fulfill their respective obligations this Agreement.

Section 4.5 Applicable Law; Forum. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties irrevocably and unconditionally agree that all actions or proceedings arising out of or in connection with this Agreement shall be litigated exclusively in the state and federal courts of the State of Delaware.

Section 4.6 No Third Party Rights. This Agreement is intended to be solely for the benefit of the Parties to this Agreement and their respective successors, permitted assignees, heirs, legatees, distributees, executors, administrators and guardians and is not intended to confer any benefits upon, or create any rights or remedies in favor of, any person other than the Parties to this Agreement.

Section 4.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 4.8. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 4.9. Entire Agreement. This Agreement and the Asset Purchase Agreement and other related agreements if any signed in conjunction with the Asset Purchase Agreement (hereinafter together referred to as the “Related Agreements”) set forth the entire understanding and agreement between the Parties as to the matters covered in this Agreement and the Related Agreements and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement.

Section 4.10. No Jury Trial. Each Party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by applicable law.

Section 4.11. Waiver. A Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered by the other Party pursuant to this Agreement or (c) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained in this Agreement by the other Party. Any agreement on the part of a Party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party.

Section 4.11. Fair Construction. This Agreement shall be deemed to be the joint work product of the Parties to this Agreement without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.